                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-105416



PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED JUNE 6, 2003


                                  $125,000,000


                                  [ARRIS LOGO]




             4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2008 AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

--------------------------------------------------------------------------------

This prospectus supplement supplements information contained in the prospectus dated June 6, 2003 covering the resale by selling securityholders of our 4 1/2% convertible subordinated notes due 2008 and shares of our common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.


INVESTING IN THE NOTES AND SHARES OF COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             This prospectus supplement is dated August 28, 2003.

The information in the table appearing under the caption "Selling
Securityholders" in the prospectus is amended by adding the information below with respect to any person not previously listed in the prospectus and by superseding the information with respect to any person previously listed in the prospectus with information that is set forth below:


                                           PRINCIPAL AMOUNT OF                           AMOUNT OF SHARES
                                             NOTES OWNED AND         AMOUNT OF SHARES         OFFERED
NAME OF SELLING SECURITYHOLDER               OFFERED HEREBY              OWNED(1)(2)         HEREBY(2)(3)
------------------------------------------ --------------------     ------------------- --------------------

Amaranth L.L.C                                    $ 2,326,000             465,200             465,200

B.G.I. Global Investors                           $    37,000               7,400               7,400
c/o Forest Investment Management L.L.C

CIBC World Markets                                $ 9,965,000           1,993,000           1,993,000

Clinton Multistrategy Master Fund, Ltd.           $ 2,750,000             550,000             550,000

Clinton Riverside Convertible Portfolio           $ 2,750,000             550,000             550,000
Limited

Forest Fulcrum Fund LLP                           $    91,000              18,200              18,200

Forest Global Convertible Fund Series A-5         $   450,000              90,000              90,000

Forest Multi-Strategy Master Fund SPC,            $    54,000              10,800              10,800
on behalf of Series F, Multi-Strategy
Segregated Portfolio

HBK Master Fund L.P.                              $30,000,000           6,000,000           6,000,000

Jefferies & Company, Inc.                         $ 2,000,000             400,000             400,000

LLT Limited                                       $    35,000               7,000               7,000

Lyxor Master Fund                                 $   198,000              39,600              39,600
c/o Forest Investment Management L.L.C

RBC Alternative Assets LP                         $    23,000               4,600               4,600
c/o Forest Investment Management L.L.C

Relay II Holdings                                 $    18,000               3,600               3,600
c/o Forest Investment Management L.L.C

Silverback Master, Ltd.                           $ 2,000,000             400,000             400,000

                                           PRINCIPAL AMOUNT OF                           AMOUNT OF SHARES
                                             NOTES OWNED AND         AMOUNT OF SHARES         OFFERED
NAME OF SELLING SECURITYHOLDER               OFFERED HEREBY              OWNED(1)(2)         HEREBY(2)(3)
------------------------------------------ --------------------     ------------------- --------------------
Sphinx Convertible Arbitrage                      $     9,000               1,800               1,800
c/o Forest Investment Management L.L.C

Sunrise Partners Limited Partnership              $ 1,529,000             305,800             305,800

Univest Convertible Arbitrage Fund Ltd.           $    12,000               2,400               2,400
c/o Forest Investment Management L.L.C

Xavex Convertible Arbitrage 4 Fund                $    15,000               3,000               3,000
c/o Forest Investment Management L.L.C

Xavex Convertible Arbitrage 10 Fund               $   100,000              20,000              20,000

Zurich Master Hedge Fund                          $    58,000              11,600              11,600
c/o Forest Investment Management L.L.C


(1) Includes the shares into which the notes held by such selling securityholder are convertible at the conversion price.

(2) The conversion price and the number of shares issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights" in the prospectus. Accordingly, the number of shares issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) Assumes that the full amount of notes held by the selling securityholder are converted into shares at the conversion price and offered by such shares by such selling securityholder pursuant to the prospectus.


We may from time to time include additional selling securityholders and information about such selling securityholders' plans of distribution in future supplements to the prospectus.


                                      S-3